OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0145
                                                     Expires: October 31, 1994
                                                     Estimated average burden
                                                     hours per response....14.90
                                                     ---------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*



                                  SBARRO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   805844 10 7
                     --------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-91)               Page 1 of 5 pages

                                       13G


CUSIP No. 805844 10 7                                     Page  2   of  5  Pages
          -----------                                          ---     ---
================================================================================
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Joseph Sbarro
================================================================================
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                    (b) [x]


================================================================================
     3        SEC USE ONLY



================================================================================
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                             U.S.A.

================================================================================
                                   5       SOLE VOTING POWER

                                             2,157,914
        NUMBER OF                ===============================================
          SHARES                   6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                  ===============================================
        REPORTING                  7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                              2,157,914
                                 ===============================================
                                   8       SHARED DISPOSITIVE POWER

                                             -0-
================================================================================
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              2,157,914

================================================================================
    10        CHECK  BOX  IF  THE  AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                        [ ]


================================================================================
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                              10.5%

================================================================================
    12        TYPE OF REPORTING PERSON*

                                              IN

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (12-91)               Page 2 of 5 pages

CUSIP No. 805844 10 7                                     Page  3   of  5  Pages
          -----------                                          ---     ---




Item 1(a)            Name of Issuer:

                               Sbarro, Inc.

Item 1(b)            Address of Issuer's Principal Executive Offices:

                               763 Larkfield Road
                               Commack, New York  11725

Item 2(a)            Name of Person Filing:

                               Joseph Sbarro

Item 2(b)            Address of Principal Business Office
                     or, if none, Residence:

                               The principal  business office of the undersigned
is:

                               c/o Sbarro, Inc.
                               763 Larkfield Road
                               Commack, New York  11725

Item 2(c)            Citizenship:

                               U.S.A.

Item 2(d)            Title of Class of Securities:

                               Common Stock , $.01 par value

Item 2(e)            CUSIP Number:

                               805844 10 7

Item 3               Statements filed pursuant to Rules 13d-1(b) or 13d-2(b):

                               Not Applicable

CUSIP No. 805844 10 7                                     Page  4   of  5  Pages
          -----------                                          ---     ---




Item 4               Ownership:

                    (a) Amount Beneficially Owned: 2,157,914 shares as at December 31, 1995. Includes (i) 150,000 shares which are not outstanding but which are subject to issuance upon the exercise of options held by the undersigned to the extent presently exercisable and (ii) 609,000 shares held by general partnership of which the undersigned is general partner and for which the undersigned disclaims beneficial ownership except to the extent of his pecuniary interest therein.

                    (b)  Percent of Class: 10.5%

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or direct the
                               vote - 2,157,914
                         (ii)  shared power to vote or direct the
                               vote - None
                         (iii) sole power to dispose or direct the
                               disposition of - 2,157,914
                         (iv)  shared power to dispose or direct
                               the disposition of - None

Item 5               Ownership of Five Percent or Less of a Class:

                               Not Applicable

Item 6               Ownership of More than Five Percent on Behalf of Another
                     Person:

                               Not Applicable

CUSIP No. 805844 10 7                                     Page  5   of  5  Pages
          -----------                                          ---     ---



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                               Not Applicable

Item 8               Identification and Classification of Members of the
                     Group:

                               Not Applicable

Item 9               Notice of Dissolution of Group:

                               Not Applicable

Item 10              Certification:

                               Not Applicable

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 12, 1996


                                               /s/ Joseph Sbarro
                                             -----------------------------
                                                Joseph Sbarro